Exhibit 10.4

FIRST AMENDMENT

TO

STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (“First Amendment”) is made and entered into as of November 30, 2005, by and among Geokinetics Inc., a Delaware corporation (“Buyer”), SCF-III, L.P., a Delaware limited partnership (“SCF”), and James White, an individual resident of Houston, Texas (“White”).  SCF and White are referred to collectively herein as the “Sellers”.  The Buyer and the Sellers are referred to collectively herein as the “Parties”.

WHEREAS, the Parties have entered into that certain Stock Purchase Agreement dated as of July 29, 2005 (the “Agreement”), pursuant to which the Buyer has agreed to purchase from the Sellers all of the outstanding common shares of Trace Energy Services Ltd., a corporation organized under the laws of Alberta;

WHEREAS, the parties now desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendment to Payment of the Purchase Price.

Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.2                             Payment of the Purchase Price.

The Purchase Price is to be paid by the Buyer by:

(a)                                  the delivery at Closing to the Escrow Agent (to be held in escrow in accordance with the terms of Section 8.4(i) below and the Escrow Agreement) of validly issued share certificates representing an aggregate one million (1,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), of the Buyer (the “Geokinetics Shares”) which shall be registered in such names and amounts:  (i) as directed by SCF in respect of the number of Geokinetics Shares equal to the SCF Proportion multiplied by 1,000,000; and (ii) as directed by White in respect of the number of Geokinetics Shares equal to the White Proportion multiplied by 1,000,000, in each case rounded down to the nearest share;

(b)                                 the delivery at Closing, by wire transfers of immediately available funds to the Sellers, of an aggregate amount (the “Closing Cash Payment”) equal to the Adjusted Purchase Price (converted into US$ at the Exchange Rate) less US$ 1,000,000, which shall be paid:  (i) as directed by SCF in an amount equal to the SCF Proportion multiplied by the Closing

Cash Payment; and (ii) as directed by White in an amount equal to the White Proportion multiplied by the Closing Cash Payment, in each case rounded down to the nearest cent;

(c)                                  the delivery at Closing, by wire transfer to the Escrow Agent, of the amount of CDN$2,000,000 (the “Escrow Amount”), such amount (converted into US$ at the Exchange Rate) to be held in escrow in accordance with the terms of the Escrow Agreement; and

(d)                                 the delivery on or before December 12, 2005 to the Sellers, of the following:

(i)                                     wire transfers of immediately available funds to the Sellers in an aggregate amount (the “Additional Cash Amount”) equal to US$1,000,000 multiplied by a fraction (the “Additional Cash Fraction”), the numerator of which shall be the lesser of US$5,000,000 and the aggregate amount of proceeds in excess of US$25,000,000 received by Buyer from the sale of shares of Common Stock of Buyer in the private placement described in that certain Private Placement Memorandum dated November 4, 2005, and the denominator of which shall be US$5,000,000; such amount to be paid:  (x) as directed by SCF in an amount equal to the SCF Proportion multiplied by the Additional Cash Amount and (y) as directed by White in an amount equal to the White Proportion multiplied by the Additional Cash Amount, in each case rounded down to the nearest cent; and

(ii)                                  the delivery of validly issued share certificates representing an aggregate number (the “Additional Share Amount”) of shares of Buyer’s Common Stock equal to 800,000 multiplied by a fraction equal to 1.00 less the Additional Cash Fraction (expressed in decimals); which shares shall be registered in such names and amounts:  (x) as directed by SCF in respect of the number of shares of Buyer’s Common Stock equal to the SCF Proportion multiplied by the Additional Share Amount; and (y) as directed by White in respect of the number of shares of Buyer’s Common Stock equal to the White Proportion multiplied by the Additional Share Amount, in each case rounded down to the nearest share; and

(iii)                               executed Common Stock purchase warrants in the form attached hereto as Exhibit A (“Warrants”), evidencing the right to purchase an aggregate number of shares of Buyer’s Common Stock equal to 10% of the Additional Share Amount; which warrants shall be registered in such names and amounts: (x) as directed by SCF in respect of the aggregate number of warrants to be issued multiplied by the SCF Proportion; and (y) as directed by white in respect of the aggregate number of warrants to be issued, multiplied by the White Proportion, in each case rounded down to the nearest share.”

2.                                       Miscellaneous.

(a)                                  This First Amendment is irrevocable, and may not be amended, modified or supplemented except by written instrument executed by the parties hereto.

(b)                                 This First Amendment shall inure to the benefit of the parties hereto, their respective successors and assigns.

(c)                                  This First Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

(d)                                 Any capitalized term not otherwise defined herein shall have the meaning given to it in the Agreement.

(e)                                  Except as expressly provided in this First Amendment, all of the terms and provisions contained in the Agreement remain unchanged.

IN WITNESS WHEREOF, Buyer and Sellers have executed this First Amendment as of the date first above written.

BUYER:

GEOKINETICS INC.

By:
David A. Johnson, President

SELLERS:

SCF-III, L.P., by its general partner,
SCF-II, L.P., by its general partner,
L.E. Simmons & Associates Incorporated

By:
Anthony DeLuca, Managing Director

JAMES WHITE